QuickLinks -- Click here to rapidly navigate through this document

Exhibit 2

        The name and present principal occupation of each of the executive officers and directors of Arnhold and S. Bleichroeder Advisers, Inc. are set forth below. Unless otherwise noted, each of these persons is a United States citizen and has as his business address 1345 Avenue of the Americas, New York, NY 10105.

Name	Position with Reporting Person	Principal Occupation
Henry H. Arnhold	Director	Co-Chairman Arnhold and S. Bleichreoder Holdings, Inc.
John P. Arnhold	Co-President and Director	Co-President Arnhold and S. Bleichreoder Inc.
Stanford S. Warshawsky	Co-President and Director	Co-President Arnhold and S. Bleichreoder Inc
James Jordan	Managing Director	Same
Stephen M. Kellen	Director	Co-Chairman Arnhold and S. Bleichreoder Holdings, Inc.
Robert Miller	Vice President, Secretary and Treasurer	Senior Vice President and Director Arnhold and S. Bleichreoder Inc.
Robert Bruno	Vice President	Same
William P. Casciani	Vice President	Senior Vice President Arnhold and S. Bleichreoder Inc.
Charles de Vaulx (French citizen)	Vice President	Same
Jean-Marie Eveillard (French citizen)	Vice President	Same
Howard Green	Vice President	Chief Financial Officer Arnhold and S. Bleichreoder Inc.
Allan Langman	Vice President	Senior Vice President and Director Arnhold and S. Bleichreoder Inc.
Vincent S. Viglione	Vice President	Senior Vice President Arnhold and S. Bleichreoder Inc.

15

QuickLinks

Exhibit 2